Exhibit 10.94


  MAXICARE HEALTH PLANS, INC.
	1149 South Broadway Street
	Los Angeles, California 90015




	January 25, 2000



PERSONAL DELIVERY
Ms. Susan M. Blais
28 Flintlock Lane
Bell Canyon, CA. 91307

    Re:	Maxicare Health Plans, Inc. (the "Company") -
Terms of Employment

Dear Ms. Blais:

This will confirm our understanding of that terms and conditions pursuant to which the Company has extended and you have accepted its offer to serve as its Senior Vice President-Strategic Development are as follows:

1. 	Position, Services.  You agree to  serve as Executive Vice
President of the Company. In such capacity, you shall report to the
Company's Chief Executive Officer ("CEO").   As  Executive Vice President
for the Company you shall have such duties and responsibilities as are normally associated with such position and such other duties and/or responsibilities as may from time to time assigned to you by the Company's Board of Directors or the CEO; including, but not limited to, supervision over the Company's California, Indiana and Louisiana HMOs, Maxicare Life & Health, and other operational aspects of the Company's business. You hereby accept employment hereunder and agrees to devote your full time, energy and skill to such employment. Notwithstanding the foregoing, you

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may engage in other personal business so long as the performance of such activities does not materially interfere with the full, efficient and timely performance of your duties hereunder.

2. 	Term.

	(a)	Your  services shall commence as of the date of this letter
agreement (the "Agreement") and, unless otherwise terminated, shall continue for a period of two years from the date hereof (the "Term"). The Company may terminate yours services at any time during the Term with or without "cause"; provided, however, in the event the termination is without "cause" or for "good reason", as hereinafter defined, you hereby agree that you shall only be entitled to receive (i) your then current "Base Salary", as such term is hereinafter defined, and benefits through the date of termination and (ii) as your entire severance compensation, (y) the immediate vesting of all unvested Options, as hereinafter defined, which Options shall remain exercisable for a period of two years commencing as of the termination date and, (z) an additional six month's salary. In the event you are terminated for "cause" you shall be entitled to receive solely your then current "Base Salary", plus any accrued and unpaid benefits due you through the date of termination. For the purposes hereof "cause" shall be as defined in Exhibit "A" attached hereto and made a part hereof.

(b)	Notwithstanding the foregoing, in the event there
occurs a "Change of Control", as hereinafter defined, during the Term hereof and you are not offered a comparable or better position at the surviving entity with terms and conditions no less favorable than those contained in this Agreement within ten (10) business days after the consummation of such Change of Control, you shall be entitled to elect within thirty (30) days thereafter to terminate your employment with the surviving entity, if you are so employed, and receive, in lieu of any severance or other payment from the Company or the surviving entity the following: (y) in a lump sum a "Change of Control Payment" equal to eighteen (18) months of your Base Salary in effect upon the consummation of the Change of Control and (z) the immediate vesting of all unvested Options, as hereinafter defined, which Options shall remain exercisable for a period of two years commencing from the occurrence of a "Change of Control". For the purposes hereof, "Change of Control" shall be defined as the occurrence of any one of the following events:


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(i)	the Company shall merge or consolidate with any
other person or entity other than a subsidiary, and, upon the consummation of such transaction, holders of the Common Stock immediately prior to such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or

(ii)	all or substantially all of the assets of the
Company are sold or transferred to another person or entity in a single transaction or a series of related transactions; notwithstanding the foregoing, you agree that the sale of all of the capital stock or substantially all of the assets of both Maxicare Louisiana, Inc. and Maxicare Indiana, Inc. shall not be deemed to be Change of Control.

Notwithstanding the foregoing, a Change of Control shall not include the filing by or on behalf of, or entering against, the Company or its subsidiaries of (y) a petition, decree or order of bankruptcy or reorganization, or (z) a petition, decree or order for the appointment of a trustee, receiver, liquidator, supervisor, conservator or other officer or agency having similar powers over the Company or its subsidiaries, including any such petitions, orders or decrees filed or entered by federal or state regulatory authorities.

(c)	For the purposes of this Agreement, "Good Reason" shall
be defined as any material failure by the Company to comply with its obligations under this Agreement or in the event you are required to report to someone other than the CEO.

3. 	Compensation.  As compensation for all services to be
rendered by you hereunder, the Company shall pay you a base salary at the rate of Two Hundred and Forty Thousand Dollars ($240,000) per annum (the "Base Salary") with such increases and/or bonuses as may be determined from time to time by the Board in its sole discretion; provided however, nothing herein shall require that the Company pay you any bonus or increase your Base Salary. Said Base Salary shall be payable in equal semi-monthly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

4. 	Benefits.

(a) 	During the term of this Agreement, in addition to the
compensation provided for in Section 3 of this Agreement, you shall have the right to: (w) participate in any profit-sharing, pension, life, health


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and accident insurance, retirement or other employee benefit plans presently adopted or which hereafter may be adopted by the Company under terms no less favorable to those offered or available to other senior executives of the Company of comparable or lower standing than you; (x) participate in the Company's 401(k) Plan in accordance with the terms; (y) a monthly automobile allowance of one thousand one hundred dollars ($1,100.00) and (z) receive, in the sole discretion of the Board, additional stock options, restricted stock, stock appreciation rights or other equity-based compensation ("Discretionary Compensation"). Any Discretionary Compensation granted to you shall be subject to such terms and conditions as the Board, in its sole discretion, may deem appropriate or necessary.

(b) 	You shall also be entitled to twenty (20) days annual
vacation time, during the Term of the Agreement during which time your compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. You shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. You shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of your termination of employment with the Company.

(c) 	The Company agrees to grant to you, effective as of the
date hereof, options under one or more of the Company's 1990, 1995 or 1999 Stock Option Plans to purchase up to 200,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock on the last trading day immediately preceding the date hereof, January 24, 2000 or $3.3125 per share(the "Options"). The Options shall have a term of ten (10) years and shall vest as follows:

(i)  	50,000 shares shall vest as of the date
hereof and be exercisable immediately;

(ii) 	an additional 50,000 shares shall vest on
July 25, 2000;

(iii) 	an additional 50,000 shares shall vest on
January 25, 2001; and


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(iv) 	the remaining 50,000 shares shall vest on
July 25, 2001.

The Options shall have such other terms and conditions as set forth in the form of Option Agreement, attached hereto and made a part hereof as Exhibit "B".
5. 	Expenses.  The Company shall reimburse you for all
reasonable travel, hotel, entertainment and other expenses incurred by you in the discharge of your duties hereunder, in accordance with Company policy regarding same, only after receipt from you of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company

6. 	Indemnification.	In connection with your services
rendered on behalf of the Company during the term of this Agreement, the Company agrees to indemnify you to the fullest extent permitted by Delaware law.

7. 	Confidentiality.  You covenant and agree that you will not
at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. You shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, strategic plans, new or potential products, marketing, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the you during his employment by the Company. You recognize and acknowledge that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

8. 	Equitable Remedies.  In the event of a breach or threatened
breach by you of any of his obligations under Section 7 hereof, you acknowledge that the Company may not have an adequate remedy at law and therefore it is mutually agreed between you and the Company that, in addition to any other remedies at law or in equity which the Company may

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have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining you from any continuing violation or breach of this Agreement.

9. 	Miscellaneous.

(a) 	This Agreement reflects the entire agreement between
the parties with respect to the subject matter hereof and shall supersede any prior agreements or understandings whether oral or in writing with respect thereto. This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

(b) 	Except as expressly set forth herein, you agree to
abide by policies, procedures, terms and conditions concerning your employment all as set forth in the Company's Employee Manual, receipt of which you hereby acknowledge.

(c) 	This Agreement shall be construed in accordance with
the laws of the State of California except to the extent that any provision of Section 6 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

(d) 	Nothing in the Agreement is intended to require or
shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this the Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or enforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

(e) 	With the exception of the Company's right to enforce
the provisions found in Section 7 of this Agreement pursuant to Section 8 hereof, any and all disputes arising from your employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a

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single arbitrator.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE
PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.

Any party hereto electing to commence an action shall give written notice to the other party hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the California Rules of Evidence. The dispute shall be settled by arbitration to take place in Los Angeles County, California, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and you contained elsewhere in this Agreement. Any proceeding brought by the Company to enforce its rights under Sections 7 or 8 of this Agreement shall be brought in the Superior Court for the State of California located in Los Angeles County ("Court Proceeding").
The costs and expenses of any Court Proceeding including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by the judge in such Court Proceeding based upon the judge's determination of the merits of their respective positions.

(f) 	Any notice to the Company required or permitted
hereunder shall be given in writing to the Company, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business attention, General Counsel. Any such notice to you shall be given in a like manner, and if mailed shall be addressed to you, as set forth above or in the Company's records. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

(g) 	A waiver by either party of any term or condition of
this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.


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(h)   	You acknowledge that you have been advised that
Barry Burten and other attorneys at Jeffer, Mangels, Butler & Marmaro, LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised you to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and your rights with respect to the Agreement. In connection therewith, you hereby acknowledge that have been represented in connection with the negotiation of the terms of this Agreement, your rights with respect the Agreement and the execution thereof by Martin J. Foley of the firm of Sonnenschein Nath & Rosenthal.

If the aforementioned terms and conditions accurately reflect your understanding of our agreement, please date and execute two copies of this Agreement in the spaces provided below and return one fully executed copy of this Agreement to the Company.

Very truly yours,

MAXICARE HEALTH PLANS, INC.



 By:    /s/_Paul R. Dupee____________
         Paul R. Dupee, Jr.
       Chief Executive Officer

Accepted and Agreed to
this   27th    day of January, 2000


By:    /s/ Susan M. Blais__________
         Susan M. Blais

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       EXHIBIT "A"

To the Letter Agreement Dated January 25, 2000 between
         Maxicare Health Plans, Inc. and Susan M. Blais

  Definition of "Cause"


"Cause" means, as used with respect to the involuntary termination of Susan
M. Blais ('you"):

(a)	your continued failure or refusal to substantially perform
your duties pursuant to the terms of the Agreement;

(b) 	Your engaging in misconduct or inaction materially injurious to the Company; or

(c) 	Your conviction of a felony or of a crime involving moral
turpitude.